Exhibit (a)(5)(s)

FOR IMMEDIATE RELEASE

JUNE 6, 2011

CHESAPEAKE ENERGY CORPORATION COMPLETES TENDER OFFER FOR

BRONCO DRILLING COMPANY, INC.

OKLAHOMA CITY, OKLAHOMA, JUNE 6, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced that Chesapeake has successfully completed its tender offer for Drilling Company, Inc. (NASDAQ: BRNC), which expired at 5:00 p.m., New York City time, on Friday, June 3, 2011.

Based on preliminary information from Computershare Trust Company, N.A., the depositary for the offer, as of the expiration of the tender offer, approximately 24,959,224 shares (which includes 691,967 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn in the tender offer, representing approximately 86.7% of Bronco’s issued and outstanding shares. All validly tendered shares have been accepted for payment, which will be made in accordance with the terms of the tender offer.

After exercise of a top-up option granted by Bronco, Chesapeake intends to complete its acquisition of the remaining shares of Bronco through a short-form merger as soon as practical. In the short-form merger, any remaining Bronco shares (other than those held by Chesapeake, Bronco or any wholly-owned subsidiary of Chesapeake or Bronco, and any shareholders who validly exercise their appraisal rights in connection with the merger) will be exchanged for $11.00 per share in cash, subject to applicable withholding taxes.

Johnson Rice & Company L.L.C. acted as financial advisor to Bronco. Thompson & Knight LLP and Richards, Layton and Finger P.A. acted as legal advisors to Bronco. Jefferies & Company, Inc. acted as financial advisor to Chesapeake. Commercial Law Group, P.C. and Wachtell, Lipton, Rosen & Katz acted as legal advisors to Chesapeake.

About Chesapeake:

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

Forward Looking Statements:

This news release contains forward-looking statements, including the anticipation of Chesapeake completing its acquisition of the remaining shares of Bronco through a short-form merger. Forward-looking statements give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed. For a discussion of risk factors that affect business of both Chesapeake and Bronco, see the “Risk Factors” discussion in Chesapeake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the U.S. Securities and Exchange Commission on March 1, 2011, and Bronco’s Annual Report on From 10-K for the fiscal year ended December 31, 2010 filed with the U.S. Securities and Exchange Commission on March 15, 2011, as amended. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Many of the factors that will determine the outcome of the subject matter of this communication are beyond both Chesapeake’s and Bronco’s ability to control or predict. Except to the extent required by applicable law, neither Chesapeake nor Bronco undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

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